EXHIBIT 23E



                    CONSENT OF BERWIND FINANCIAL GROUP, L.P.



    We hereby consent to the references in the Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 to our opinion with respect to the merger of The Sparks State Bank and Mercantile Bankshares Corporation, and to our firm, respectively, and to the inclusion of such opinion as exhibits to such Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          BERWIND FINANCIAL GROUP, L.P.



Philadelphia, Pennsylvania
May 31, 1995